UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2019

EDISON NATION, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-38448	82-2199200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 New Brunswick Avenue Phillipsburg, New Jersey	08865
(Address of principal executive offices)	(Zip Code)

(610) 829-1039
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2019, the Board of Directors (the “Board”) of Edison Nation, Inc. (the “Company”), upon the recommendation of its Nominating and Corporate Governance Committee, appointed to the Board, Louis Foreman, age 51, as an inside director, and Kevin J. O’Donnell, age 44, as an independent director. The Board also appointed Mr. O’Donnell to serve as a new member of the Board’s Audit Committee.

Louis Foreman

Louis Foreman has served as the Preferred Designee and a member of the Board of Managers of Edison Nation Holdings, LLC, a wholly owned subsidiary of the Company, since September 2018. From May 2005 to the present, Mr. Foreman has worked as the Creator and Executive Producer of the television show Everyday Edisons. In addition to his role as a founder of the Edison Nation brand, from November 2001 to the present, Mr. Foreman has served as the Chief Executive Officer of Enventys Partners, an integrated product development firm. From May 2012 to the present, Mr. Foreman has also served as Chief Executive Officer of Edison Nation Medical, a healthcare innovation portal. From June 2010 to December 2017, Mr. Foreman served as President of the Intellectual Property Owners Education Foundation, a non-profit organization devoted to educational and charitable activities designed to promote the value of intellectual property rights. Mr. Foreman holds a Bachelor of Arts degree in Economics from the University of Illinois at Urbana-Champaign.

The appointment of Mr. Foreman to the Board was made in connection with the Company’s obligations under that certain Membership Interest Purchase Agreement dated June 29, 2018, by and among the Company, Edison Nation Holdings, LLC and the then existing members of Edison Nation Holdings, LLC, as disclosed in the Company’s Current Report on Form 8-K filed on July 6, 2018. Mr. Foreman has no family relationships with any of the executive officers or directors of the Company. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Foreman had or has an interest requiring disclosure under Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended.

Kevin J. O’Donnell

Kevin J. O’Donnell founded PopTop Partners, LLC, a boutique investment firm specializing in small to mid-market companies with an emphasis on the retail and restaurant sector in April 2011, and continues to serve as the firm’s Managing Partner to the present day. Mr. O’Donnell brings close to 20 years of strategic corporate growth, financial structuring, and business development initiatives to emerging growth companies. From May 2007 to June 2010, Mr. O’Donnell served as the Founder/President of KOR Capital, LLC, a private equity and consulting firm specializing in turn around management of mid-market companies. From December 1999 to February 2007, Mr. O’Donnell was a Co-Founder and Principal of ALS, LLC, a human resources management organization. Mr. O’Donnell holds a Bachelor of Arts from the University of Central Florida.

The Board has determined that Mr. O’Donnell is an “independent director” and that Mr. O’Donnell satisfies the independence requirements for audit committee members under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and in accordance with the rules of The Nasdaq Stock Market, Inc. In addition, the Board has determined that Mr. O’Donnell qualifies as an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K. Mr. O’Donnell has no family relationships with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. O’Donnell and any other person pursuant to which he was appointed as a director, nor have there been any transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. O’Donnell had or has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Both of Messrs. Foreman and O’Donnell will receive the Company’s standard non-employee director compensation package for fiscal year 2018, which for a full year of service as a member of the Board, would include an annual retainer of $15,000 and an award of options to purchase 20,000 shares of the Company’s common stock, $0.001 par value per share. The compensation actually received by Messrs. Foreman and O’Donnell will be prorated for the amount of time they serve on the Board prior to the determination of the Company’s standard non-employee director compensation package for fiscal year 2019. The restricted stock underlying such options will vest one year after the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 29, 2019

EDISON NATION, INC.

By:	/s/ Christopher B. Ferguson
Name:	Christopher B. Ferguson
Title:	Chief Executive Officer